Exhibit 99.1

Hillenbrand Second-Quarter Revenue Increased 13% to $260 Million

•      Process Equipment Group revenue grew 66% (18% organic)

•      Batesville revenue declined 5% on largest drop in deaths since 1982

•      Diluted EPS declined to $0.44 ($0.50 on an adjusted basis); full-year guidance revised

BATESVILLE, Indiana, May 7, 2012 — /PRNewswire/ — Hillenbrand (NYSE: HI) revenue for the second quarter of 2012 grew 13% to $260 million compared to the same quarter last year. This was driven by Process Equipment Group revenue growth of 66% to $96 million (18% organic growth). In addition to the strong revenue growth, the group’s order backlog continued to grow sequentially, ending the quarter at $137 million, an increase of 6% over the prior quarter.

Batesville revenue dropped 5% to $164 million due to an estimated 6% reduction in the North American burial market. The decline in the burial market was driven by an estimated 3% decline in North American deaths during the first half of fiscal 2012, in part due to a very mild pneumonia and influenza season.  North America experienced the steepest drop in deaths since 1982.

“Our Batesville business is highly dependent on the seasonal effects on burials, and the decline we’ve seen is consistent with public reports from government sources, customers and competitors,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand.

Consolidated gross profit margin in the second quarter was 40.2% compared to 44.3% in the prior year, due largely to volume declines at Batesville. On an adjusted basis, the consolidated gross profit margin was 41.0%. Other income decreased by $6 million, $3 million due to the full collection of the Forethought Note in April 2011 and $3 million for investment gains that occurred in 2011.

Net income decreased 17% over the prior year to $27 million, with diluted EPS down 17% to $0.44. On an adjusted basis, net income declined 9% to $31 million and diluted EPS declined 7% to $0.50, as the strong growth from the Process Equipment Group was more than offset by lower Batesville volumes and reduced other income. EBITDA was $53 million, a 10% decrease from the prior year.  On an adjusted basis, EBITDA declined by 3% to $58 million. Hillenbrand once again delivered strong cash flow from operations, reporting $33 million in the second quarter, a 30% increase over the prior year.

Due to the decline in Batesville revenue, the company lowered diluted EPS guidance to $1.70 to $1.78 ($1.68 to $1.76 on an adjusted basis). Full-year revenue is now expected to increase between 13% and 15% on a constant currency basis over 2011. This represents a shift toward the lower end of the original revenue guidance range due to the sharp decline in deaths during the first half of the fiscal year, offset in part by stronger-than-anticipated growth in the Process Equipment Group.

“We are pleased with the success of our Process Equipment Group as it continues to grow both organically and through acquisition,” said Mr. Camp. “We are also pleased with the response of Batesville in managing its business during this unusual and unanticipated drop in North American deaths.”

Year-to-Date Summary

For the six months ended March 31, 2012, Hillenbrand’s revenue increased by $50 million (11%) over the prior year to $491 million. Gross profit margin was 40.3% (40.8% on an adjusted basis) compared to 43.8% in the prior year. Cash flow increased 13% to $60 million, while net income of $59 million decreased 2% and diluted EPS of $0.94 decreased 3%. On an adjusted basis, net income decreased 9% to $56 million ($0.89 per diluted share). At $98 million, EBITDA decreased $12 million (11%) from the prior year and $4 million (4%) on an adjusted basis.

The company will host a conference call and simultaneous webcast Tuesday, May 8, 2012, at 8 a.m. ET to discuss the results for the second quarter of fiscal year 2012, which ended March 31, 2012. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s website through May 8, 2013. To access the conference call, listeners in the United States and Canada may dial 1-877-853-5642, and international callers may dial 1-253-237-1134. Use conference call ID number 43746905. A replay of the call will be available until midnight ET, Tuesday, May 22, 2012, by dialing 1-855-859-2056 toll free in the United States and Canada or 1-404-537-3406 internationally, and using the conference ID number 43746905.

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).

Hillenbrand (www.HillenbrandInc.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net revenue	$259.7	$230.0	$491.3	$441.0
Cost of goods sold	155.4	128.1	293.3	247.9
Gross profit	104.3	101.9	198.0	193.1
Operating expenses	60.5	54.1	120.8	103.2
Operating profit	43.8	47.8	77.2	89.9
Interest expense	2.8	2.9	5.7	5.7
Other income (expense)	(0.3)	5.6	(0.8)	8.6
Income before income taxes	40.7	50.5	70.7	92.8
Income tax expense	13.3	17.5	12.0	32.7
Net income	$27.4	$33.0	$58.7	$60.1

Basic EPS	$0.44	$0.53	$0.95	$0.97
Diluted EPS	$0.44	$0.53	$0.94	$0.97
Weighted average shares outstanding - basic	62.2	62.1	62.1	62.0
Weighted average shares outstanding - diluted	62.6	62.1	62.4	62.0
Cash dividends per share	0.1925	0.1900	0.3850	0.3800

Condensed Consolidated Statements of Cash Flow (Unaudited)
(in millions)

	Six Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$60.1	$53.2
Net cash (used in) provided by investing activities	(8.1)	6.6
Net cash (used in) provided by financing activities	(107.8)	(2.8)
Effect of exchange rate changes on cash and cash equivalents	0.4	4.9
Net cash flow	(55.4)	61.9

Cash and cash equivalents:
At beginning of period	115.5	98.4
At end of period	$60.1	$160.3

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes it provides a higher degree of transparency of certain items.

Organic revenue growth is defined as the year-over-year comparison of constant currency revenue with all acquired companies included in the base year.

EBITDA is defined as net income less interest income, plus interest expense, income tax (benefit), depreciation and amortization.

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$155.4	$(2.3	)(a)	$153.1	$128.1	$—		$128.1
Gross profit	104.3	2.3		106.6	101.9	—		101.9
Operating expenses	60.5	(3.0	)(b)	57.5	54.1	(1.2	)(d)	52.9
Operating profit	43.8	5.3		49.1	47.8	1.2		49.0
Income tax expense	13.3	1.8	(c)	15.1	17.5	0.4	(c)	17.9
Net income	27.4	3.5		30.9	33.0	0.8		33.8
Diluted EPS	$0.44	$0.06		$0.50	$0.53	$0.01		$0.54

	Six Months Ended March 31, 2012				Six Months Ended March 31, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$293.3	$(2.3	)(a)	$291.0	$247.9	$—		$247.9
Gross profit	198.0	2.3		200.3	193.1	—		193.1
Operating expenses	120.8	(8.7	)(e)	112.1	103.2	(1.2	)(d)	102.0
Operating profit	77.2	11.0		88.2	89.9	1.2		91.1
Income tax expense	12.0	14.1	(f)	26.1	32.7	0.4	(c)	33.1
Net income	58.7	(3.1)		55.6	60.1	0.8		60.9
Diluted EPS	$0.94	$(0.05)		$0.89	$0.97	$0.01		$0.98

(a)	Restructuring
(b)	Restructuring ($2.5), antitrust litigation, and business acquisition costs
(c)	Tax effect of adjustments
(d)	Antitrust litigation, business acquisition costs, and sales tax recoveries
(e)	Backlog amortization ($2.5), restructuring ($2.5), long-term incentive compensation related to the international integration ($2.2), antitrust litigation, and business acquisition costs
(f)	Tax benefit of the international integration ($10.4) and tax effect of adjustments

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net income	$27.4	$33.0	$58.7	$60.1
Interest income	(0.1)	(3.1)	(0.3)	(6.4)
Interest expense	2.8	2.9	5.7	5.7
Income tax expense	13.3	17.5	12.0	32.7
Depreciation and amortization	9.5	8.6	21.7	17.3
EBITDA	52.9	58.9	97.8	109.4
Long-term incentive compensation related to the international integration	—	—	2.2	—
Restructuring	4.7	—	4.7	—
Other	0.6	1.2	1.5	1.2
EBITDA - adjusted	$58.2	$60.1	$106.2	$110.6

Note: “Other” includes antitrust litigation, business acquisition, and sales tax adjustments.

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, Rotex or others following the Rotex acquisition; risks that the Rotex acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition, including potential synergies and cost savings or the failure of the acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the Securities and Exchange Commission on November 28, 2011. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com